                                                                     EXHIBIT 4.3
                                                                     -----------

                                   ENODIS PLC
                          EMPLOYEE STOCK PURCHASE PLAN

1.    PURPOSE.

      The purpose of this Plan is to provide an opportunity for Employees of Designated Subsidiaries of ENODIS PLC (the "Corporation") to purchase American Depositary Shares, each representing ordinary shares of the Corporation, and thereby to have an additional incentive to contribute to the prosperity of the Corporation. It is the intention of the Corporation that the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended.

2.    DEFINITIONS.

      As used in this Plan, the following terms have the following meanings.

      (a) "ADSs" shall mean American Depositary Shares, each of which represents four Ordinary Shares deposited with the Depositary or such other number of Ordinary Shares or other securities of the Corporation as may be represented by such ADSs from time to time. The ADSs are evidenced by American depositary receipts.

      (b) "BOARD" shall mean the Board of Directors of the Corporation.

      (c) "CHANGE OF CONTROL" shall mean a change in the ownership or effective control of a corporation, or in the ownership of a substantial portion of the assets of a corporation, in each case within the meaning of Code Section 280G.

      (d) "CODE" shall mean the Internal Revenue Code of 1986, of the United States of America, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.

      (e) "COMMITTEE" shall mean a committee of at least three persons appointed by the Board.

      (f) "COMPENSATION" shall mean wages, as defined in Code Section 3401(a), determined without regard to any rules that limit compensation included in wages based on the nature or location of the employment or services performed, and all other payments made for such period for services as an Employee for which the Designated Subsidiary is required to furnish the Participant a written statement under Code Sections 6041(d), 6051(a)(3) and 6052 (commonly referred to as W-2 earnings), but excluding reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation, and welfare benefits. In addition to the foregoing, Compensation includes any amount that would have been included in the foregoing description, but for the Participant's election to defer payment of such amount under Code Section 125, 402(e)(3), 402(h)(1)(B), 403(b) or 457(b) and certain contributions described in Code Section 414(h)(2) that are picked up by the employing unit and treated as employer contributions. The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation and may change the definition on a prospective basis.

      (g) "CORPORATION" shall mean Enodis plc, a public limited company organized under the laws of England and Wales and registered as Company No. 109849 with The Registrar of Companies for England and Wales.

      (h) "DEPOSITARY" shall mean The Bank of New York, as depositary pursuant to the Deposit Agreement among the Depositary, the Corporation and all owners and beneficial owners from time to time of American depositary receipts issued thereunder.

      (i) "DESIGNATED PERCENTAGE" shall have the meaning set forth in Section
7.3.

      (j) "DESIGNATED PERIOD" shall mean, with respect to a Participant's ADSs purchased during an Offering Period, a period of time beginning on the January 1 or July 1 following the Offering Period and ending upon the earlier of (i) two years after the Entry Date of that Offering Period; (ii) the termination of the participant's employment; (iii) the occurrence of a Hardship; or (iv) subject to the approval of the Board, the occurrence of a Change of Control of either the Designated Subsidiary employing the Participant or of the Corporation.

      (k) "DESIGNATED SUBSIDIARY" shall mean a Subsidiary organized under the laws of any state or territory of the United States or Canada or any province thereof which is controlled, directly or indirectly, by the Corporation. Control for these purposes shall mean possession of more than fifty percent of the voting control or the capital of the entity.

      (l) "EMPLOYEE" shall mean an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder) by a Designated Subsidiary on such Designated Subsidiary's payroll records during the relevant participation period.

      (m) "ENTRY DATE" shall mean the first day of an Offering Period.

      (n) "FAIR MARKET VALUE" shall mean, with respect to ADSs, the closing sale price for such ADSs on the New York Stock Exchange on the date that such value is determined, if that date is a Trading Day, or if that date is not a Trading Day, or if no sales were reported on that date, the closing sale price on the last Trading Day prior thereto on which a sale was made, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

      (o) "HARDSHIP" shall mean a request by the Participant of distribution of ADSs held pursuant to Section 9 and/or Participant funds deducted with respect to an Offering Period by reason of an immediate and heavy financial need of the Participant on account of:

                (i) expenses previously incurred by or necessary to obtain for the Participant, the Participant's spouse, or any dependent of the Participant (as defined in Section 152 of the Code) medical care described in Section 213(d) of the Code;

               (ii) costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant;

              (iii) payment of tuition, related educational fees, and room and board expenses for the next 12 months of post-secondary education for the Participant, the Participant's spouse, or any dependent of the Participant; or

               (iv) the need to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage of the Participant's principal residence.

An immediate and heavy financial need of a Participant shall be deemed to occur only if the Participant satisfies all of the following requirements:

                (i) The withdrawal is not in excess of the amount of the
                    immediate and heavy financial need of the Participant.

               (ii) The Participant has obtained all distributions, other than hardship distributions, and all non-taxable loans currently available under all plans maintained by any Designated Subsidiary.

          (p) "OFFERING PERIOD" shall mean the period defined in Section 4.

          (q) "ORDINARY SHARES" shall mean the ordinary shares, nominal value 50 pence each, of the Corporation.

          (r) "PARTICIPANT" shall mean a participant in the Plan as described in
     Section 5.

          (s) "PLAN" shall mean this Employee Stock Purchase Plan.

          (t) "PURCHASE DATE" shall mean the last day of the Offering Period.

          (u) "PURCHASE PRICE" shall have the meaning set forth in Section 7.3.

          (v) "SUBSIDIARY" shall mean any corporation (other than the Corporation), limited liability company or other business entity in an unbroken chain of corporations, limited liability companies or other business entities or a combination thereof beginning with the Corporation, as described in Code Section 424(f) and which is a subsidiary of the Corporation within the meaning of Section 736 of the U.K. Companies Act 1985.

          (w) "TRADING DAY" shall mean a day on which The New York Stock Exchange is open for trading.

3.        ELIGIBILITY.

         Any Employee (including an Employee who is also a director) regularly employed on a full-time or part-time (but not less than 20 hours per week on a regular schedule) basis by any Designated Subsidiary on an Entry Date shall be eligible to participate in the Plan with respect to the Offering Period commencing on such Entry Date; provided that the Board may establish administrative rules requiring that employment commence some minimum period (e.g., one pay period) prior to an Entry Date to be eligible to participate with respect to the Offering Period beginning on that Entry Date. No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)) securities, including Ordinary Shares which the Employee may purchase under outstanding options granted by the Corporation, conferring five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any of its Subsidiaries. All Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with
Section 7.2. The Board may impose restrictions on eligibility and participation of Employees to facilitate compliance with United States federal or state securities laws, Canadian federal or provincial securities laws or other foreign laws.

4.        OFFERING PERIODS.

         The Plan shall be implemented by Offering Periods each commencing on January 1 or July 1, in each case continuing for six months thereafter until the last Trading Day on or before June 30 or December 31, respectively, or until the Plan is terminated pursuant to Section 13 hereof; provided, however, that the first

Offering Period shall commence on the later of (i) January 1, 2001; (ii) the effective date of such securities registration(s) covering the ADSs that may be issued under the Plan as are recommended by counsel to the Corporation; and
(iii) the distribution of such materials as are determined by the Committee to the Employees eligible to participate in the Plan describing the terms and conditions of the Plan. The Entry Date of the first Offering Period shall be confirmed by the Board. The first Offering Period shall end on June 30, 2001. The Board may determine to suspend one or more Offering Periods and to make no sales under the Plan until the Board determines to begin a new Offering Period. The Board may also change the duration of future Offering Periods (including the commencement dates thereof); provided that an Offering Period may not exceed 12 months in duration.

5.        PARTICIPATION.

          5.1 An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by completing and submitting, prior to any Entry Date as prescribed by the Committee, a completed payroll deduction authorization and Plan enrollment form provided by the Corporation or by following an electronic or other enrollment process as prescribed by the Committee. The Employee's participation shall continue during successive offering periods until the Employee terminates his or her participation. The Employee shall determine (and prior to each Offering Period as prescribed by the Committee may change) his or her level of payroll deductions at a fixed amount or at the rate of any whole percentage of the Employee's Compensation, not to exceed fifteen percent (15%) of the Employee's Compensation, but in either case not to exceed the limitation specified in Section 7.2. All payroll deductions may be held by the Corporation and commingled with its other corporate funds where administratively appropriate. The Corporation shall maintain a separate bookkeeping account for each Participant under the Plan and the amount of each Participant's payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account.

          5.2 A Participant may withdraw all, but not less than all, of the funds in his or her account at any time and may terminate further deductions during an Offering Period; provided that the Committee may establish administrative rules requiring that notice of such withdrawal or termination must be received by his or her employer some minimum period (e.g., one pay period) prior to a Purchase Date. During an Offering Period, a Participant may not increase or decrease his or her amount or rate of payroll deductions.

6.        TERMINATION OF EMPLOYMENT.

          In the event any Participant terminates employment with all of the Designated Subsidiaries for any reason (including death) prior to the expiration of an Offering Period, the Participant's participation in the Plan shall terminate and all amounts credited to the Participant's account shall be paid to the Participant or, in the case of death, to the Participant's estate or designated beneficiary. Whether a termination of employment has occurred shall be determined by the Committee. The Committee may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among Designated Subsidiaries and the Corporation. The Committee may establish termination of employment procedures for this Plan that are independent of similar rules established under other benefit plans of the Corporation and its Subsidiaries.

7.        OFFERING.


          7.1 (a) Subject to adjustment as set forth in Section 10, the maximum number of ADSs which may be issued or transferred pursuant to Section 8 shall be 3,000,000. Notwithstanding the foregoing, but subject to adjustment as set forth in Section 10, the maximum number of Ordinary Shares represented by ADSs issued or transferred pursuant to Section 8 shall not exceed 12,000,000. The Board may determine that during any particular Offering Period(s) no more than a portion of these ADSs may be sold. If, on a

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given Purchase Date, the number of ADSs with respect to which options are to be exercised exceeds the number of ADSs designated by the Board for that Offering Period or remaining then available under the Plan, the Committee shall make a pro rata reduction of the number of ADSs to be purchased or transferred under
Section 8 in as uniform a manner as shall be practicable and as it shall determine to be equitable.

                (b) No option to purchase ADSs may be granted under the Plan if, as a result of such grant, the total number of Ordinary Shares issued or issuable under options or other rights granted within the preceding ten years under the Plan and all other employee share schemes established by the Corporation would exceed 10% of the ordinary share capital outstanding at the time of grant.

          7.2 Subject to Section 7.1, each eligible Employee who has elected to participate during an Offering Period, as provided in Section 5.1, shall be granted an option on the Entry Date to purchase that number of whole ADSs which may be purchased with the payroll deductions accumulated on behalf of such Employee during such Offering Period at the Purchase Price for such Offering Period. Notwithstanding the foregoing, the number of ADSs (or other securities) that a Participant may purchase under the Plan (and any other plans meeting the requirements of Section 423 under the Code maintained by the Corporation or its Subsidiaries) is limited as follows: the Fair Market Value of such ADSs (or other securities) shall not exceed twenty-five thousand dollars (U.S.$25,000) for each calendar year in which such an option has been granted. The Fair Market Value of the ADSs to be purchased during an Offering Period shall be determined at the Entry Date at which such option is granted. The foregoing two sentences shall be interpreted so as to comply with Code Section 423(b)(8).

          7.3 The purchase price (the "Purchase Price") per ADS under each option shall be the lower of: (i) a percentage (not less than eighty-five percent (85%)) established by the Board ("Designated Percentage") of the Fair Market Value of an ADS on the Entry Date and (ii) the Designated Percentage of the Fair Market Value of an ADS on the Purchase Date; provided that the Purchase Price per ADS shall never be less than the U.S. dollar equivalent, on the relevant Purchase Date, of the aggregate nominal value of the Ordinary Shares represented by the ADS (for example, currently each ADS represents four Ordinary Shares of nominal value 50 pence each, so the Purchase Price of an ADS could not be less than the U.S. dollar equivalent of 2 pounds sterling). The Board may change the Designated Percentage with respect to any future Offering Period, but not below eighty-five percent (85%), and the Board may determine with respect to any prospective Offering Period that the Purchase Price shall be the Designated Percentage of the Fair Market Value of an ADS on the Purchase Date. Until otherwise designated by the Committee, the Designated Percentage shall be 85%.

8.        PURCHASE OF AMERICAN DEPOSITARY SHARES.

          8.1 On each Purchase Date, the Participants' options shall be exercised automatically in full pursuant to Section 7. On such date or as soon thereafter as is practicable, the Corporation will cause the ADSs so purchased to be issued for or transferred to the account of each Participant and delivered to a registered broker dealer to be held as described in Section 9. In order to cause the ADSs to be so issued or transferred, the Corporation may, in the discretion of the Committee, either (i) purchase ADSs from time to time; (ii) purchase Ordinary Shares, from time to time, and deliver them to the Depositary for deposit against the issuance of ADSs; or (iii) issue new Ordinary Shares and deliver them to the Depositary for deposit against the issuance of ADSs. Notwithstanding any other provision in the Plan, (x) the Corporation or its designee may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance which the Corporation or its Designated Subsidiary is required by law or regulation of any governmental authority to withhold; and (y) the Corporation shall not issue or transfer any ADSs or Ordinary Shares under the Plan unless the Plan has been approved by the holders of the Ordinary Shares prior to the first Purchase Date. The Corporation shall pay SDRT. Each Participant, however, shall be responsible for payment of all individual tax liabilities arising under the Plan.

          8.2 Funds that were deducted from the Participants' pay but that were not applied to the purchase of ADSs on a Purchase Date (because a whole ADS could not be purchased with such funds or because of a reduction under Section 7.1) shall be rolled forward and added to the Participants' accounts for the next Offering Period or shall be paid to a Participant upon request if the request is made prior to a date established for each Offering Period.

9.        DELIVERY OF RECORDS AND RETENTION BY BROKER.

          As soon as practicable after the exercise of an option, the Corporation shall deliver to the Participant a broker's record of the ADSs purchased and held by a broker in an account for the Participant and a record of the Purchase Price and other customary tax information.

          The Committee shall require that ADSs be retained with such broker for the Designated Period and/or may establish other procedures to permit tracking of dispositions during the Designated Period. At the end of the Designated Period, a participant may direct that an American depositary receipt be executed and delivered to him or her or at his or her direction (or, in the case of death, to his or her estate or designated beneficiary) evidencing his or her ADSs. During the Designated Period, all dividends in respect of a Participant's ADSs held by such broker shall be paid to the Participant.

10.       ADJUSTMENT UPON RECAPITALIZATION.

          If after the grant of an option, but prior to the purchase of ADSs under an option, there is any increase or decrease in the number of outstanding Ordinary Shares because of a stock split, stock dividend, combination, recapitalization, spin-off, issuance of rights or similar transaction, then to prevent dilution or loss of rights in shares underlying ADSs subject to options, the number of ADSs to be purchased pursuant to an option, the price per ADS covered by an option and the maximum number of ADSs which may be issued pursuant to the Plan, as specified in Section 7.1, may be appropriately adjusted by the Board, although the Board may consider that the appropriate adjustment has already been made under the terms of the Deposit Agreement among the Depositary, the Corporation and the owners of American depositary receipts. The Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

11.       MERGER, LIQUIDATION AND OTHER CORPORATE TRANSACTIONS.

          11.1 If there is a Change of Control of Enodis or a Designated Subsidiary, then the Board shall either (i) immediately terminate the Offering Period and all outstanding options and promptly refund the amount of all payroll deductions to the Participants, or in the case of death to a Participant's estate or designated beneficiary; or (ii) accelerate the Purchase Date to any date prior to the Change of Control.

          11.2 If any person becomes bound or entitled to acquire Ordinary

Shares in the Corporation under Sections 428 to 430F of the U.K. Companies Act 1985; or if under Section 425 of that Act a court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Corporation; or if the Corporation passes a resolution for voluntary dissolution or winding up, then the Board shall either (i) terminate the Offering Period and all outstanding options and promptly refund the amount of all payroll deductions to the Participants or, in the case of death, to a Participant's estate or designated beneficiary; or (ii) accelerate the Purchase Date to any date prior to such event or the consummation of such transaction if possible, or if not possible, then within one month thereafter.

          11.3 If there is a proposed merger or consolidation of the Corporation with or into another corporation in which there would be no Change of Control, then, if the Corporation is the survivor, each option shall continue unchanged or, if the Corporation is not the survivor, an equivalent option, as determined by the Board, shall be substituted by the successor corporation or by the parent or a subsidiary of such successor corporation.

12.       TRANSFERABILITY.

          Options granted to Participants, and ADSs held by brokers during Designated Periods as described in Section 9, may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect.

13.       AMENDMENT OR TERMINATION OF THE PLAN.

          13.1 The Plan shall continue through and until December 31, 2005 unless otherwise terminated in accordance with Section 13.2. Notwithstanding any other provision of the Plan, the Board shall terminate the Plan unless it is approved by the shareholders of the Corporation at a general meeting of the Corporation prior to June 30, 2001.

          13.2 Subject to Section 13.3, the Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or amend it in any respect whatsoever, except that no amendment may adversely affect an outstanding option or reduce a Participant's account balance. Upon a termination of the Plan at any time other than at the end of an Offering Period, all amounts credited to the Participants' accounts shall be paid to the Participants, or in the case of death to a Participant's estate or designated beneficiary.

          13.3 Subject to Section 13.4, once the shareholders have approved the Plan, no amendment materially benefitting the Participants shall be made to Sections 3, 4, 5.1, 6, 7, 10, 11 or 13 or to any definitions in Section 2 that affect the interpretation of any of these Sections, without the prior approval of the shareholders of the Corporation at a general meeting of the Corporation.

          13.4 Section 13.3 shall not apply to a minor amendment to benefit the administration of the Plan, to take account of a change in applicable law or to obtain or maintain favorable tax, accounting or regulatory treatment of the Plan, the Participants, the Corporation or any Subsidiary.

14.       ADMINISTRATION.

          The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duty, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Corporation shall pay all expenses incurred in the administration of the Plan. No Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

15.       NO INTEREST TO BE CREDITED OR PAID.

          No interest shall be paid or credited to Participants with respect to payroll deductions. No interest shall be added to any payments made pursuant to the Plan.

16.      COMMITTEE RULES FOR FOREIGN JURISDICTIONS.

         The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, conversion of local currency, payroll tax, withholding procedures and handling of American depositary receipts which vary with local requirements.

17.       SECURITIES LAW REQUIREMENTS.

          The Corporation shall not be under any obligation to issue Ordinary Shares or cause the issuance of ADSs upon the exercise of any option unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register any securities to be issued, under all applicable securities laws, or an exemption is available from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the securities to be issued are listed has been satisfied; and
(iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

18.       GOVERNMENTAL REGULATIONS.

          This Plan and the Corporation's obligation to issue, transfer or deliver ADSs or Ordinary Shares under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan and such issuance, transfer or delivery.

19.       NO ENLARGEMENT OF EMPLOYEE RIGHTS.

          Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Corporation or any Designated Subsidiary or to interfere with the right of the Corporation or Designated Subsidiary to discharge any Employee at any time. In addition, an individual who participates in the Plan shall, and does, by submitting a Subscription Agreement, waive any rights to compensation or damages in consequence of the termination of his employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to purchase any securities as a result of such termination.

20.       GOVERNING LAW.

          This Plan shall be governed by the laws of England, without regard to that country's choice of law rules, except to the extent that this Plan is intended to be construed to comply with Section 423 of the Code.

21.       EFFECTIVE DATE.

          This Plan shall be effective on the Entry Date of the first Offering Period, as defined in Section 4.

22.       REPORTS.

          Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

23.       DESIGNATION OF BENEFICIARY FOR OWNED SHARES.

          With respect to ADSs purchased by the Participant pursuant to the Plan and held for the account of the Participant, the Participant may be permitted to file a written designation of beneficiary. The Participant may change such designation of beneficiary at any time by written notice. Subject to local legal requirements, in the event of a Participant's death, the Corporation or its assignee shall deliver such ADSs to the designated beneficiary.

          Subject to local law, in the event of the death of a Participant and in the absence of a beneficiary validly designated who is living at the time of such Participant's death, the Corporation shall deliver such ADSs to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation in its sole discretion, may deliver (or cause its assignee to deliver) such ADSs to the spouse, dependent or relative of the Participant, or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may determine.

       This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

                     Enodis plc Employee Stock Purchase Plan
                             SUBSCRIPTION AGREEMENT

     1.  My Personal Information:


Legal Name (Please Print)
                          --------------------------------------                ------------------------
                          Last             First           (MI)                    Direct Employer


----------------------------------------------------------------  ------------  ------------------------
                          Street Address                            Location          Department


----------------------------------------------------------------                ------------------------
               City, State/Province, Country, Zip                                  Daytime Telephone


----------------------------------------------------------  ------------------  ------------------------
Social Security/Insurance No.                                Employee I.D. No.        E-Mail Address

     2. Definitions: Each capitalized term in this Subscription Agreement shall have the same meaning that the term has in the ESPP.

     3. Subscription: I hereby elect to participate in the ESPP, and I subscribe to purchase ADSs in accordance with this Subscription Agreement and the ESPP. I have received a complete copy of the ESPP and a prospectus describing the ESPP, and I understand that my participation in the ESPP is subject to all of the provisions of the ESPP. This Subscription Agreement is only effective if I am eligible to participate in the ESPP.

     4. Payroll Deduction Authorization: I hereby authorize payroll deductions from my Compensation during each Offering Period for the purchase of ADSs in the amount or percentage specified below. I understand that my deductions for purchases of ADSs may not exceed the lesser of 15% of my Compensation or U.S. $21,250 per calendar year. I also understand that Enodis plc may limit the number of ADSs available during an Offering Period and may reduce purchases of ADSs for my account proportionately if subscriptions exceed the available number of ADSs. If this happens, my unused deductions will be rolled forward to the next Offering Period, or I may elect to have them paid to me.

Please deduct from my Compensation in each pay period:  $______________(fill in)
                                      or, the following percentage (circle one):

        1%  2%  3%  4%  5%  6%  7%  8%  9%  10%  11%  12%  13%  14%  15%

     5. ESPP Accounts and Purchase Price: I understand that the payroll deductions specified in paragraph 4 above will be credited to my account under the ESPP. I may not make additional payments to my account. No interest will be paid on funds credited to my account at any time. The payroll deductions will be applied to the purchase of ADSs on each Purchase Date at the applicable Purchase Price, subject to the limitations described in paragraph 4 above and in the ESPP.

     6. Withdrawals; Deductions: I may discontinue my payroll deductions prior to a Purchase Date, and I may receive a refund, without interest, of my accumulated payroll deductions. I may increase or decrease the amount or rate of my payroll deductions for future Offering Periods prior to the beginning of, but not during, an Offering Period, under the rules and using the forms established by the Committee.

     7. No Delivery for Designated Period; No Transferability: I acknowledge that, after each Purchase Date, the ADSs that I purchase will not be delivered to me. Instead, they will be held for my account by a broker for a designated period. This period will end upon the earlier of (i) eighteen months after the Purchase Date of these ADSs; (ii) termination of my employment; (iii) the occurrence of a Hardship; and (iv) subject to the approval of Enodis plc, the occurrence of a change in control of either my direct employer or of Enodis plc. I agree that during the designated period, I shall not sell or transfer my ADSs.

     8. Taxes: I have reviewed the ESPP prospectus discussion of the federal tax consequences of participation in the ESPP, and I have been given the time to consult with tax consultants if I wished to do so. I hereby agree to notify my employer in writing within thirty (30) days of any sale or other disposition of any of my ADSs purchased under the ESPP if such disposition occurs within two
(2) years after the first day of the Offering Period during which the shares were purchased, and I will make adequate provision to my employer for foreign, federal, state or other tax withholding obligations, if any, which arise upon the disposition of the shares. I agree that my employer may cause to be withheld from my Compensation any amount necessary to meet applicable tax withholding obligations incident to my participation in the ESPP, including any withholding necessary to make available to my employer or Enodis plc any tax deductions or benefits contingent on such withholding. [Note - for Canadian employees: Delete second sentence above].

     9. Designation of Beneficiary (optional): In the event of my death, I hereby designate the following person or trust as my beneficiary to receive all payments and shares due to me under the ESPP:

Beneficiary Name (Please Print)                                        Relationship to Beneficiary (if any):
                               -------------------------------------
                               Last             First          (MI)


                                                                       ---------------------------------------

Street Address
              ------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------
City, State/Province, Country, Zip

     10. Termination or Amendment of ESPP: I understand that Enodis plc has the right to amend, suspend or terminate the ESPP at any time. If Enodis plc terminates the ESPP for any reason, or if its shareholders do not approve the ESPP by June 30, 2001, all amounts credited to my account under the ESPP will be repaid to me without interest.

Date:                           Employee Signature
     ---------------------                        ------------------------------